Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 19, 2024 relating to the financial statements of Tourmaline Bio, Inc., appearing in the Annual Report on Form 10-K of Tourmaline Bio, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Morristown, NJ
March 19, 2024